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                                                                     EXHIBIT 4.2


                                  SAFEWAY INC.
                        OFFICERS' CERTIFICATE PURSUANT TO
                     SECTIONS 2.2 AND 10.4 OF THE INDENTURE

                  Vasant M. Prabhu and Melissa C. Plaisance do hereby certify that they are the Executive Vice President and Chief Financial Officer, and the Senior Vice President - Finance and Investor Relations, respectively, of Safeway Inc., a Delaware corporation (the "Company"), and do further certify, pursuant to resolutions of the Board of Directors of the Company adopted on January 25, 2001 (the "Resolutions"), and in accordance with Sections 2.2 and 10.4 of the Indenture (the "Indenture") dated as of September 10, 1997 between the Company and The Bank of New York, as trustee (the "Trustee"), as follows:

                  1. Attached hereto as Annex A is a true and correct copy of a specimen note (the "Form of 5-Year Note") representing the Company's 6.15% Notes Due 2006 (the "5-Year Notes"); and attached hereto as Annex B is a true and correct copy of a specimen note (the "Form of 10-Year Note") representing the Company's 6.50% Notes Due 2011 (the "10-Year Notes"). The Form of 5-Year Note and the Form of 10-Year Note are herein collectively referred to as the "Forms of Notes." Each of the 5-Year Notes and the 10-Year Notes are a separate series of Securities under the Indenture and are referred to herein collectively as the "Notes."

                  The Company is issuing initially $700 million aggregate principal amount of the 5-Year Notes and $500 million aggregate principal amount of the 10-Year Notes. The Company may issue additional 5-Year Notes and/or 10-Year Notes from time to time after the date hereof, and such Notes will be treated as part of the respective series of Notes for all purposes under the Indenture. No additional Notes Due 2006 or Notes Due 2011 may be issued if an Event of Default has occurred with respect to such Notes Due 2006 or Notes Due 2011.

                  2. The Forms of Notes set forth certain of the terms required to be set forth in this certificate pursuant to Section 2.2 of the Indenture, and said terms are incorporated herein by reference. The 5-Year Notes were issued at the initial public offering price of 99.81% of principal amount and the 10-Year Notes were issued at the initial public offering price of 99.278% of principal amount.

                  3. In addition to the covenants set forth in Article IV of the Indenture, each of the 5-Year Notes and the 10-Year Notes shall include the following additional covenants, and such additional covenants shall be subject to covenant defeasance pursuant to Section 8.4 of the
         Indenture:

                  "Section 4.7 Limitation on Liens.

                  The Company shall not, nor shall it permit any of its Subsidiaries to, create, incur, or permit to exist, any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any Indebtedness of the Company, without effectively providing that each series of Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:
         (i) Liens existing as of March 5, 2001 (the "Closing Date"); (ii) Liens granted after the Closing Date on any assets or properties of the Company or any of its Subsidiaries securing Indebtedness of the Company created in favor of the Holders of the Notes of such series; (iii)



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         Liens securing Indebtedness of the Company which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced; (iv) Permitted Liens; and (v) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (i) through (iv), provided that, based on a good faith determination of an officer of the Company, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature to the property or asset encumbered by the otherwise permitted Lien which is being replaced.

                  Notwithstanding the foregoing, the Company and any Subsidiary of the Company may, without securing any series of Notes, create, incur or permit to exist Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (i) 10% of Consolidated Net Tangible Assets or
         (ii) $350,000,000.

                  Section 4.8    Limitation on Sale and Lease-Back Transactions.

                  The Company shall not, nor shall it permit any of its Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries (except such transactions (i) entered into prior to the Closing Date or (ii) for the sale and leasing back of any property or asset by a Subsidiary of the Company to the Company or (iii) involving leases for less than three years or (iv) in which the lease for the property or asset is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset) unless (a) the Company or such Subsidiary would be entitled under Section 4.7 to create, incur or permit to exist a Lien on the assets to be leased in an amount at least equal to the Attributable Liens in respect of such transaction without equally and ratably securing the Notes of any series or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied to the purchase or acquisition (or in the case of real property, the construction) of assets or to the repayment of Indebtedness of the Company or a Subsidiary of the Company which by its terms matures not earlier than one year after the date of such repayment."

                  4. In addition to the Events of Default set forth in Section
         6.1 of the Indenture each of the 5-Year Notes and the 10-Year Notes shall include the following additional Event of Default, which shall be deemed an Event of Default under Section 6.1(g) of the Indenture:

                  "acceleration of $150,000,000 or more, individually or in the aggregate, in principal amount of Indebtedness of the Company under the terms of the instrument under which such Indebtedness is issued or secured, except as a result of compliance with applicable laws, orders or decrees, if such Indebtedness shall not have been discharged or such acceleration is not annulled within 10 days after written notice."

                  5. In addition to the definitions set forth in Article I of the Indenture, each of the 5-Year Notes and the 10-Year Notes shall include the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:


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                  "Attributable Liens" means in connection with a sale and
         lease-back transaction the lesser of (a) the fair market value of the assets subject to such transaction and (b) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding Securities issued under the Indenture determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

                  "Bank Credit Agreement" means the Credit Agreement dated as of April 8, 1997 among the Company, The Vons Companies, Inc. and Canada Safeway Limited, as borrowers, Bankers Trust Company, as administrative agent, The Chase Manhattan Bank, as syndication agent, The Bank of Nova Scotia and Bank of America National Trust and Savings Association, as documentation agents, and the other lenders which are parties thereto, as amended and as such agreement may be amended (including any amendment, restatement and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

                  "Capital Lease" means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

                  "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (i) all current liabilities of the Company and its Subsidiaries and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, determined on a consolidated basis in accordance with GAAP.

                  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

                  "Exempted Debt" means the sum of the following as of the date of determination: (i) Indebtedness of the Company incurred after the Closing Date and secured by Liens not otherwise permitted by the first sentence under Section 4.7, and (ii) Attributable Liens of the Company and its Subsidiaries in respect of sale and lease-back transactions entered into after the Closing Date, other than sale and lease-back transactions permitted by the limitation on sale and lease-back transactions set forth under Section 4.8. For purposes of determining whether or not a sale and lease-back transaction is "permitted" by
         Section 4.8, the last paragraph under Section 4.7 (creating an exception for Exempted Debt) will be disregarded.

                  "Indebtedness" of any person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.


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                  "Interest Swap Obligations" means the obligations of any
         person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such person or any of its Subsidiaries against fluctuations in interest rates.

                  "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such person is a party.

                  "Lien" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

                  "Permitted Liens" means (i) Liens securing Indebtedness of the Company under the Bank Credit Agreement and any initial or subsequent renewal, extension, refinancing, replacement or refunding thereof; (ii) Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing Indebtedness of the Company; (iii) Liens on any asset of the Company, any Subsidiary of the Company, or any Joint Venture to which the Company or any of its Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations; (iv)(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on property at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of the Company of any person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
         (vi) Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; (vii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (viii) Liens on key-man life insurance policies granted to secure Indebtedness of the Company against the cash surrender value thereof; (ix) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Indebtedness of the Company under Interest Swap Obligations and Currency Agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities; (x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business; and (xi) Liens in favor of the Company or any Subsidiary of the Company.



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                  6. Each of the undersigned is authorized to approve the form, terms and conditions of the Notes pursuant to the Resolutions.

                  7. Attached hereto as Annex C is a true and correct copy of the Resolutions.

                  8. The Notes shall be issued as Global Securities (subject to exchange for definitive certificated Notes under the circumstances provided in the Indenture) and The Depository Trust Company shall be Depository for the Notes.

                  9. Attached hereto as Annex D are true and correct copies of the letter addressed to the Trustee entitling the Trustee to rely on the Opinion of Counsel attached thereto, which Opinion relates to the Notes and complies with Section 10.4(b) of the Indenture.

                  10. Each of the undersigned has reviewed the provisions of the Indenture, including the covenants and conditions precedent pertaining to the issuance of the Notes.

                  11. In connection with this certificate each of the undersigned has examined documents, corporate records and certificates and has spoken with other officers of the Company.

                  12. Each of the undersigned has made such examination and investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the covenants and conditions precedent of the Indenture pertaining to the issuance of the Notes have been satisfied.

                  13. In our opinion all of the covenants and conditions precedent provided for in the Indenture for the issuance of the Notes have been satisfied.

                  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Indenture or the Notes, as the case may be.


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                  IN WITNESS WHEREOF, each of the undersigned officers has
executed this certificate this 5th day of March, 2001.


                                /s/ Vasant M. Prabhu
                           _______________________________________
                           Name:    Vasant M. Prabhu
                           Title:   Executive Vice President and Chief
                                    Financial Officer

                                /s/ Melissa C. Plaisance
                           _______________________________________
                           Name:    Melissa C. Plaisance
                           Title:   Senior Vice President - Finance and
                                    Investor Relations


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                                     ANNEX A

                               FORM OF 5-YEAR NOTE



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                                     ANNEX B

                              FORM OF 10-YEAR NOTE



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                                     ANNEX C

                                   RESOLUTIONS



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                                     ANNEX D

                             TRUSTEE RELIANCE LETTER